EXHIBIT 99.1
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                                  PRESS RELEASE
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           First Mariner Bancorp Announces Placement of New Preferred
           Securities and Redemption of Existing Preferred Securities

BALTIMORE--(August 20, 2003)--First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, announced the completion of a $12 million placement of Floating Rate Preferred Securities through its wholly-owned subsidiary, Mariner Capital Trust IV. The preferred securities have a final maturity date of August 18, 2033, and are callable at their par value beginning August 18, 2008. The Preferred Securities bear interest at a rate of LIBOR plus 3.05%, reset quarterly.

The Company intends to use the net proceeds of the placement, consisting of approximately $11,790,000, plus other funds available to the Company, to redeem $21,450,000 principal amount of preferred securities issued by Mariner Capital Trust in June 1998. The June 1998 preferred securities bear interest at a fixed rate of 8.30%; they will be redeemed at par on or about October 1, 2003. The Company will recognize a one-time pre-tax charge to third quarter earnings of approximately $940,000 ($576,000 after taxes) for the write-off of unamoritized issuance costs of the redeemed securities, which is expected to be largely offset with gains on sales of investment portfolio securities also in the third quarter of 2003.

First Mariner Bancorp's Chairman and Chief Executive Officer Edwin F. Hale, Sr. said, "Like many individuals and businesses, we are taking advantage of the current rate environment to refinance our borrowings and reduce our interest costs. We believe the refinancing on our higher fixed rate securities to lower variable-rate securities is prudent as we expect to realize significant interest savings in the near term."

The preferred securities issued by Mariner Capital Trust IV have not been registered under the Securities Act of 1933; therefore, the securities may not be offered or sold absent registration or an exemption from registration requirements.

First Mariner Bancorp is a bank holding company with total assets of $1.003 billion. Its wholly-owned banking subsidiary, First Mariner Bank, (opened in
1995) operates 22 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 14 offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. On July 12, 2002, First Mariner Bancorp formed Finance Maryland, LLC, a consumer finance company that currently operates eight branches in Anne Arundel, Baltimore, Cecil, Harford, Wicomico, and Washington counties. First Mariner Bancorp's common stock is traded on the Nasdaq National Market under the symbol "FMAR." Preferred shares issued by Mariner Capital Trust (Subsidiary of First Mariner Bancorp) are also traded under the Nasdaq National Market under the symbol "FMARP." First Mariner's web site address is www.1stMarinerBancorp.com, which includes comprehensive investor information.

In addition to historical information, this press release may contain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company's actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company's business, successful implementation of Company's branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact:  Mark Keidel- SVP/CFO 410-558-4281